Exhibit 99.1

Vision-Sciences, Inc. Announces Consolidation of Manufacturing Facilities

ORANGEBURG, N.Y., Oct. 15, 2007 (PRWeb) -- Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences" or the "Company"), announced today that it will be consolidating all of its manufacturing operations into its current facility in Orangeburg, New York. As a result of this consolidation, it will be closing its manufacturing facility in Natick, Massachusetts. The Company will transition this consolidation in a controlled fashion to prevent any disruption of activities. It is expected that the closing of the Natick facility will occur over the next 12 months.

The consolidation of these manufacturing facilities will allow for greater efficiencies between the Company’s endoscope design and manufacturing division, currently located in Orangeburg, and the EndoSheath® design and manufacturing division, currently located in Natick. This is strategically necessary as the Company prepares for accelerated growth with the introduction of new products as it enters new markets. In addition, the Research and Development groups will now be able to work more closely, allowing the Company to bring new products to market faster.

“We expect this consolidation process to be seamless to our customers” stated Ron Hadani, CEO of Vision-Sciences. "As part of our planning for the growth we anticipate, it became clear that consolidating the redundant operations, together with having the endoscope and EndoSheath® R&D and manufacturing groups work side by side, will result in a much more productive and efficient organization. We believe that by combining our operations, we will be able to enhance the integration of our new superior videoscope systems and EndoSheath® technology and meet growing customer demand. We especially want to thank our current employees in Natick whose dedication and commitment to quality and innovation have helped the Company become a leader in providing state of the art endoscopes and its EndoSheath® Technology to the medical community."

About Vision-Sciences, Inc.

Vision-Sciences, Inc. (Nasdaq:VSCI) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing the proprietary sterile disposable EndoSheath® Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a contaminant-free endoscope insertion.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the SEC.

CONTACT:  Vision-Sciences, Inc.  Yoav M. Cohen, CFO   (Tel) 845-365-0600